Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Amends Results for the Quarter Ending December 31, 2008
Friday, April 24, 12:30 ET
STUART, Fla., April 24 /Marketwire/ — Liberator Medical Holdings, Inc. (OTC Bulletin Board: LBMH - News), announces that on April 22, 2009, the management and the Board of Directors of Liberator Medical Holdings, Inc. determined that the Company’s financial statements contained in its Report on Form 10-Q for the three months ended December 31, 2008, could no longer be relied upon because of duplicate posting of certain sales invoices and for failure to accrue certain expenses related to the quarter.
The problem occurred when an authorized software vendor went into the system to make routine repairs and accidently posted sales twice. Software vendors are granted clearance routinely to make such repairs and usually do so without incidence. We have taken appropriate steps to review our computer files for any changes in the future whenever any vendor access is granted.
The dollar amount of the duplicate posting was $113,083, resulting in sales being overstated by that amount. The dollar amount of the corresponding cost of sales was $29,791, resulting in cost of sales being overstated by that amount. Net income will decrease by $131,044 with no change in earnings per share or cash flows from operations. The aforementioned numbers are believed to be accurate but are subject to change prior to re-filing.
The Board of Directors and the Company’s Chief Financial Officer have discussed the restatement with the Company’s registered independent accounting firm. The Company intends to amend its Report on Form 10-QSB for the three months ended December 31, 2008 within the next 10 days.
Bob Davis, CFO said, “While the amendment has been taken very seriously, even with the adjustments, the results were still record setting with sales increasing by 26% quarter-over-quarter and by 274% year-over-year. Furthermore, after the adjustments, the Company was profitable for the quarter and there is no change in earnings per share or cash flows from operation.
We expect to be filing the 10-Q for the quarter ending March 31, 2009 on or before the due date of May 15, 2009. As we expected, sales for the second quarter are going to be higher than the same quarter last year and also higher than the first quarter 2009 sales.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net